Exhibit 99.1

United Fire Group, Inc. Declares Special Cash Dividend of $3.00 per Share
CEDAR RAPIDS, IOWA, July 24, 2018 – Yesterday, the Board of Directors of United Fire Group, Inc. (Nasdaq: UFCS) ("UFG") approved a special cash dividend of $3.00 per share, which is expected to total approximately $75 million. This dividend will be payable August 20, 2018 to shareholders of record as of August 3, 2018.
“We are pleased to share the profits of the sale of United Life Insurance Company with our shareholders,” said UFG CEO Randy Ramlo. “This special cash dividend benefits our shareholders, while allowing UFG to continue building upon the success of our property and casualty operations, together with future strategic opportunities, share repurchases and capital initiatives.”
Including today’s announced special cash dividend, UFG has returned over $250 million to shareholders through regular quarterly and special dividends, and share repurchases since 2013. During this time period, the regular quarterly cash dividend has increased from $0.15 per share to the current amount of $0.31 per share, or an average increase of 13 percent per year. Earlier this year, UFG celebrated its 200th consecutive quarterly dividend. UFG has consistently paid quarterly dividends to its shareholders since 1968, demonstrating our continued financial strength.
About UFG
Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.
Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,100 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for members of the United Fire & Casualty Group.
For more information about UFG Insurance, visit www.ufginsurance.com or contact:
Randy Patten, AVP of Finance and Investor Relations, 319-286-2537 or IR@unitedfiregroup.com.